Exhibit 99.1

U.S. Physical Therapy Elects Clayton Trier to Board of Directors

    HOUSTON--(BUSINESS WIRE)--Feb. 23, 2005--U.S. Physical Therapy, Inc. (Nasdaq:USPH) announced today that Clayton Trier has been elected to the Company's Board of Directors expanding the number of Board members from nine to ten.
    Mr. Trier is a private investor based in Houston, Texas. He was the founder and former Chairman, CEO and President of U.S. Delivery Systems, which developed the first national network providing same-day delivery service. Before it was acquired in 1996, U.S. Delivery was listed for two years on the New York Stock Exchange. From 1987-91, Mr. Trier was President and Co-CEO of Allwaste, Inc., a publicly traded environmental services company. His prior experience also includes having been a partner with Arthur Andersen from 1983-87. Mr. Trier has served on several public company boards and is active in numerous charitable and civic endeavors.
    Daniel C. Arnold, U.S. Physical Therapy's Chairman, said, "We are extremely pleased to have Clayton join USPH's Board. He has an exceptional track record in leading and building shareholder value within publicly-traded businesses. I am certain his keen operational and financial insight will prove valuable to his fellow Board members, management and most importantly to the Company's shareholders."

    About U.S. Physical Therapy, Inc.

    Founded in 1990, U.S. Physical Therapy, Inc. operates 263 outpatient physical and/or occupational therapy clinics in 35 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages physical therapy facilities for third parties, including hospitals and physician groups. U.S. Physical Therapy, Inc. has been named for three consecutive years in Forbes Magazine's Best 200 Small Companies List.
    More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

    CONTACT: U.S. Physical Therapy, Inc., Houston
             Larry McAfee, 713-297-7000
             or
             Chris Reading, 713-297-7000
             or
             Investors Relations:
             DRG&E, Houston
             Jack Lascar, 713-529-6600